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                                                                 EXHIBIT (a)(4)

                                                    Four World Financial Center
                                                       New York, New York 10080
[LOGO OF MERRILL LYNCH]                            Call Collect: (212) 236-3790

                       Offer to Purchase for Cash up to
                50.1% of the Outstanding Shares of Common Stock

                                   IBP, inc.

                                      at

                             $26.00 Net Per Share

                                      by

                         Lasso Acquisition Corporation

                         a wholly-owned subsidiary of

                               Tyson Foods, Inc.

                               ----------------

                                                              December 12, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been appointed by Lasso Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Tyson Foods, Inc. ("Tyson") and Tyson to act as Dealer Manager in connection with its offer to purchase up to the number of shares of common stock, par value $.05 per share (the "Shares"), of IBP, inc., a Delaware corporation (the "Company"), that represent, together with Shares owned by Tyson, 50.1% of the outstanding Shares, at $26.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated December 12, 2000 and the related Letter of Transmittal (which together constitute the "Offer").

   This offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing, together with the Shares owned by Tyson, at least 50.1% of the total number of outstanding Shares; (2) Tyson being satisfied, in its sole discretion, that the Agreement and Plan of Merger dated October 1, 2000 among the Company, Rawhide Holdings Corporation and Rawhide Acquisition Corporation has been terminated in accordance with its terms and the execution of a definitive merger agreement, in form satisfactory to Tyson in its sole discretion, among the Company, Tyson and Purchaser; (3) Tyson being satisfied that the provisions of Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict the Offer and the proposed merger with the Company; and (4) any waiting periods under applicable antitrust laws having expired or been terminated. The Offer is also subject to other conditions set forth in the Offer to Purchase.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase dated December 12, 2000;

     2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer
  Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

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     3. Notice of Guaranteed Delivery to be used to accept the Offer if the
  Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

     4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     5. Return envelope addressed to Wilmington Trust Company, the
  Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 10, 2001, UNLESS THE OFFER IS EXTENDED.

   The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

   In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Wednesday, January 10, 2001.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith
                                                   Incorporated

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF LASSO ACQUISITION CORPORATION, TYSON FOODS, INC., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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